                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                      SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*


                         BIOCRYST PHARMACEUTICALS, INC.
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                   09058V 10 3
                                 (CUSIP Number)

                                October 21, 1998
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 7 Pages

                                  SCHEDULE 13G


CUSIP NO. 09058V 10 3                                 PAGE  2    OF  7     PAGES
--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


                 Johnson & Johnson                                    22-1024240
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)
                                                                            [ ]
                                                                            (b)
                                                                            [ ]
--------------------------------------------------------------------------------
    3   SEC USE ONLY


--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 New Jersey
--------------------------------------------------------------------------------
      NUMBER OF        5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                -0-
      OWNED BY
        EACH        ------------------------------------------------------------
      REPORTING        6  SHARED VOTING POWER
       PERSON
        WITH                       918,836
                    ------------------------------------------------------------
                       7  SOLE DISPOSITIVE POWER

                                   -0-
                    ------------------------------------------------------------
                       8  SHARED DISPOSITIVE POWER

                                   918,836
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 918,836
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 6.17%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

                 CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
CUSIP NO. 09058V 10 3                                PAGE   3   OF  7      PAGES
--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


                 Johnson & Johnson Development Corporation            22-2007137
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a)
                                                                             [ ]
                                                                             (b)
                                                                             [ ]


--------------------------------------------------------------------------------
    3   SEC USE ONLY


--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 New Jersey
--------------------------------------------------------------------------------
      NUMBER OF        5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                -0-
      OWNED BY
        EACH        ------------------------------------------------------------
      REPORTING        6  SHARED VOTING POWER
       PERSON
        WITH                       918,836
                    ------------------------------------------------------------
                       7  SOLE DISPOSITIVE POWER

                                   -0-
                    ------------------------------------------------------------
                       8  SHARED DISPOSITIVE POWER

                                   918,836
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 918,836
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 6.17%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

                 CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP 09058V 10 3                                          Page  4  of  7  Pages


Item 1.           Name and Address of Issuer:

                  Biocryst Pharmaceuticals, Inc.
                  2190 Parkway Lake Drive
                  Birmingham, Alabama 35244

Item 2.           (a)      Name of Person Filing:

                           Johnson & Johnson ("J&J")
                           Johnson & Johnson Development corporation ("JJDC")

                  (b)      Address of Principal Business Office of J&J and JJDC:

                           One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933

                  (c)      Place of Organization or Citizenship:

                           J&J and JJDC are both New Jersey corporations

                  (d)      Title of Class of Securities:

                           Common Stock, par value $.01

                  (e)      CUSIP Number:

                           09058V 10 3


Item 3. This statement is filed pursuant to Rule 13d-1(c) by J&J and JJDC.


Item 4.           Ownership:

                  (a)      Amount Beneficially Owned by J&J and JJDC

                                    J&J     918,836
                                   JJDC     918,836

                  (b)      Percent of Class:

                                    J&J       6.17%
                                   JJDC       6.17%

CUSIP  09058V 10 3                                         Page  5  of  7  Pages


         (c)      Number of Shares as to which the filing person has:

                  (i)      sole power to vote or to direct the vote

                                              J&J    0
                                              JJDC   0

                  (ii)     shared power to vote or to direct the vote

                                              J&J    918,836
                                              JJDC   918,836

                  (iii)    sole power to dispose or to direct the disposition of

                                              J&J    0
                                              JJDC   0

                  (iv) shared power to dispose or to direct the disposition of

                                              JJDC   918,836
                                              J&J    918,836

Item 5.           Ownership of Five Percent or Less of a Class:

                  Not applicable

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person:

                  Not applicable


Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  Not applicable


Item 8.           Identification and Classification of Members of the Group:

                  Not applicable

CUSIP  09058V 10 3                                         Page  6  of  7  Pages


Item 9.           Notice of Dissolution of Group:

                  Not applicable


Item 10.          Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP  09058V 10 3                                         Page  7  of  7  Pages



                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        JOHNSON & JOHNSON



                                        By: /s/Peter S. Galloway

                                        Name: Peter S. Galloway
                                        Title:   Secretary
Dated:  October 27, 1998

                                        JOHNSON & JOHNSON DEVELOPMENT
                                                 CORPORATION



                                        By:  /s/Peter S. Galloway

                                        Name: Peter S. Galloway
                                        Title:   Secretary
Dated:  October 27, 1998